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Exhibit 99.1  Earnings Conference Call Transcript

                                                               SORRENTO NETWORKS
                                                         Moderator: Phil Arneson
                                                           06-09-03/4:00 p.m. CT
                                                            Confirmation #418776


                                SORRENTO NETWORKS

                             Moderator: Phil Arneson
                                  June 9, 2003
                                  4:00 p.m. CT


Operator:Thank you and welcome to Sorrento Networks first-quarter fiscal-year
         2004 earnings conference call. Please note that the quarterly release was issued a week ago, on June 2nd, and can be access online, at www.sorrentonet.com.

         On the call with us today are Mr. Phil Arneson, Chairman and Chief Executive Officer, Mr. Joe Armstrong, Chief Financial Officer and Mr. Mitch Truelock, Vice President of Sales and Marketing.

         Before we begin today's call, I'd like to mention that the Company's remarks will contain will contain certain forward-looking statements. By their nature, such predictive statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those estimates that are given today. I refer you to Sorrento's most recent 10-K and 10-Q filings, which include detailed explanations of those risks.

         With that, I would like to turn the call over to Mr. Phil Arneson, Chairman and Chief Executive Officer. Please go ahead, sir.

Phil Arneson: Thank you, Patty.

         Hello everyone, and thanks for joining our conference call. I'll begin by going through our agenda for today's call. First, I will review of our major achievements and make comments about the state of the Company. Joe Armstrong will cover our first-quarter financial results, as well as the completion of our capital restructuring, and Mitch Truelock will discuss our customers, and markets and products, and then I'll wrap it up with some brief concluding remarks and then we'll entertain a few questions. So that's our program for today.

         We are truly proud of the tremendous progress we have made in improving Sorrento's performance. In the past, we made some difficult decisions to cut expenses, trim facilities and reduce staff, and these actions were necessary and have yielded dramatic results. While we still have challenges to overcome, we believe that we are on the path to rebuilding shareholder value. Our accomplishments during the past year give us confidence that we will emerge from this downturn stronger than ever.

         I'll now highlight some of our successes during the past year. We successfully reduced our cost structure and improved our margins, resulting in cost savings of more than $3 million per quarter. We saw improvement in one of our key productivity measures, revenue per employee, which I have mentioned to you before. Our revenue per employee increased from approximately $29,000 in the first quarter of fiscal 2003, to approximately $75,000 in the first quarter of fiscal 2004. We added over 10 new customers and distribution partners, bringing our total customer base over 30, with over 1,700 nodes deployed worldwide.

         We made additional sales, too, and we expanded existing relationships with Blue Chip customers, such as Deutsche Telecomm, AT&T Broadband, now Comcast, and Cox Communications. We further penetrated international markets, through our established relationships with distribution partners, including Mirubeni in Japan, DeltaNet in Switzerland and Infraconcepts in Northern Europe.

         I'm particularly pleased with our improvements in the P&L, sales, gross margins, earnings, as well as with the balance sheet performance, which includes, of course, receivables and inventory. Joe Armstrong will be commenting on those.

         As you know, we have been aggressive with our expense reductions, working to achieve a sensible balance between revenues and expenses. Our improved performance shows our progress. This quarter's operating expenses have also seen a dramatic improvement, compared to the previous quarter and to last year, though costs for the capital restructuring continued into this past quarter.

         Sorrento Networks continues to meet its fiscal and corporate objectives that were set during the past year. We did what we said we would do, and this was done in a telecom environment that remains challenging. We remain one of the key suppliers in our marketplace. We are leading in




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         WDM applications in the cable MSO market, and we are second in SAN,
         Storage Area Network Applications in Europe. We now have more than 1,700 GigaMux nodes in service, as I just mentioned.

         During the past year, we contributed to the introduction of new product capabilities. We introduced a highly integrated new filter core for GigaMux, a substantially improved optical protection module and a state-of-the-art multi-rate transponder that substantially improves performance, density and power consumption. So, we continue to aggressively invest in R&D.

         We recently made an announcement concerning a partnership with Fujitsu. Sorrento and Fujitsu Compound Semiconductor, Inc. executed a development agreement, naming one another as strategic technical partners. The purpose of the development agreement is to ensure that each company is kept informed of developing technologies in the other's field of expertise, and to provide a basis for technical cooperation and new product development efforts. This agreement contemplates regular meetings between our respective engineering groups, with a view towards a mutually beneficially relationship, whereby Fujitsu will assist Sorrento in developing state-of-the-art components. This is a very important new relationship for Sorrento, as Fujitsu is a leader in the supply of a wide variety of components useful in Sorrento's optical networking technology. Fujitsu is a respect worldwide corporation and is an industry leader in light-wave compound semiconductor devices, used in the telecommunications industry.

         Our most significant achievement this past year with the execution and completion of our comprehensive restructuring plan. Through persistence and months of negotiations, we successfully negotiated the restructuring with 100 percent of our senior convertible (debenture) holders and series-A preferred shareholders. All common shareholders overwhelming approved this plan, which was formally completed last week. That was a costly and time-consuming endeavor that is now finally behind us. The terms of the definitive agreement and our reincorporation as a Delaware corporation have been disclosed before and are summarized in our press releases, and Joe Armstrong will comment further about those in his section.

         This restructuring provides Sorrento a new beginning. It dramatically improves our balance sheet, increases our sales opportunities with major customers, and provides flexibility to raise the additional capital we need. In addition, the contemplated merger of our two operating subsidiaries will simplify our corporate structure. We can now focus all of our energy on growing the business and maximizing shareholder value.

         On March 6th, we appeared before the NASDAQ Hearing Panel and presented a plan to regain compliance with the NASDAQ National Market Listing Standards. The plan was for the Company to demonstrate compliance immediately following the capital restructuring. As the post-restructuring balance sheet would show over $10 million in shareholders' equity. With the restructuring completed, I am pleased to report that we are in full compliance with the NASDAQ shareholder equity requirement.

         Although we are satisfied with our progress, Sorrento still faces challenges. We face an uncertain economy and a troubled telecommunication industry. Despite our progress, we need to improve our margins, shrink inventory and reduce overhead. A key priority is to raise additional working capital to execute our growth strategy. Once we secure the required financing, we will be primed and ready to take advantage of additional growth opportunities, and we have been and are actively pursuing various working capital opportunities.

         On the strategic side, we have worked hard to diligently follow our business plan. We continue to focus our attention on the ever-changing needs of our customers and partners, developing innovative solutions to meet their operating requirements and their budgets. As a result of these efforts, we're beginning to see the fruits of our labor. These results are reflected in our financials, and Joe Armstrong will now take you through the details - Joe.





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Joe Armstrong: Thank you, Phil.

         First I'll start with reviewing some of the revenue performance and the statistics during the quarter, briefly go over our income statement and balance sheet, and finish up with some of the specifics on the restructuring.

         Our revenue for the quarter was 7.9 million, and this was the second quarter - consecutive quarter that we've been able to exceed the prior year's quarter. When compared to the quarter for the fourth quarter - I'll let the jet pass - when compared to the fourth quarter, our previous quarter, revenues were down slightly on a total performance basis - down seven percent for the quarter. Again, they were up 31 percent compared to the first quarter in fiscal year '03.

         The breakout between S&I revenues and (Meret) - those achieved revenues in good performance, compared to the prior year's quarter. 6.6 million was our total revenues for S&I, and that compares to 4.8 million in the prior year, up thirty-seven-and-a-half percent. (Meret's) revenues were
         1.3 million for the quarter, compared to .8 million for the prior year in the first quarter, and compared to a half a million in the fourth quarter of '03, a 160-percent improvement from our fourth quarter of FY '03.

         Regarding who we shipped to, (our) S&I domestic sales accounted for 65 percent of our revenues for the quarter. That compares to 55 percent in the fourth quarter and 61 percent in the first quarter of the prior year. European sales accounted for 34 percent of our total revenue for S&I, compared to 44 percent in the fourth quarter of FY '03, and 35 percent in the first quarter of FY '03. Asia sales continued to be slow
         - accounted for one percent of our revenues. That was the same percentage (of) our revenues in the fourth quarter of '03, and they were - in the first quarter of FY '03 Asian revenues were four percent.

         The number of customers we shipped to during the quarter was the same as in the fourth quarter, and up from the first quarter of FY '03. We shipped to 14 customers. That is the same as the fourth quarter, and we shipped to 10 customers in the first quarter of FY '03. The average customer shipment for S&I was 483,000. That was down from the average of 564,00 in the fourth quarter, and approximately the same as in the first quarter of FY '03. Our largest customer that we shipped during the quarter accounted for 40 percent of our revenues, at 2.7 million. That compares to 39 percent of our revenues for the largest customers shipped in the fourth quarter of 3.1, and 33 percent of our revenues shipped in the first quarter of FY '03, at 1.6 million.

         A breakout of our customers show that we shipped basically to the same types of customers, although our MSO shipments - cable company shipments were up one during the customers, to three MSOs, compared to two in the fourth quarter. The telecomms were the same - up one. Integrators were four, compared to three. (PTTs) were one, compared to one in the prior quarter. (SELEC) we shipped to one, the same as in the prior quarter. Enterprise customers were three, and we added two small enterprises during the quarter as new customers. We also shipped to one independent telco company, the same as we'd shipped in the fourth quarter of FY '03.

         The revenue breakdown - our top three customers accounting for 79 percent of our business, and that was approximately the same in the fourth quarter of FY '03, which accounted for 77 percent. Our top five customers accounted for 92 percent of our revenues, compared to 96 percent in the previous quarter. Again, our largest customer accounted for 40 percent of our shipments, compared to 39 percent in the four quarter.

         Gross margins for the Company fell slightly to 25 percent. That compares to 25 percent in the first quarter of FY '03, but down from 38 percent on the fourth quarter of FY '03. S&I margins were 25 percent and (Meret's) margins were 23 percent.






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         Total operating expenses improved significantly during the quarter.
         They were down to 5.6 million in total. That compares to 8.3 million in the fourth quarter of '03, and 8.0 million in the first quarter of FY '03, a reduction of approximately 33 percent from our previous quarter.

         Sales and marketing, 2.2 million, compared to 2.5, down 12 percent, and down 35 percent from the first quarter of FY '03. Engineering down to
         1.6 million for the quarter, compared to 2.1 million, down 24 percent, and our G&A, which has been running extremely high, because of the restructuring, was down 53 percent in the first quarter of FY '03, compared to fourth quarter of FY - I should say first quarter of FY '04, compared to fourth quarter of FY '03, from 3.4 million to 1.6.

         Our operating loss improved significantly during the quarter - 3.6 million as an operating loss, and that compares to a negative operating loss in the fourth quarter at 5.1 million, and 6.5 million in the first quarter of FY '03, so we made progress, in terms of cutting our operating loss.

         I should also note that both the fourth and the first quarter contain the restructuring charges, and our total restructuring charges that we've incurred during this period has been very close to $4 million.

         Our balance sheet - we had cash and securities at the end of the quarter, of April 30th, of 8.8 million. That was down from 11.7 million at January 31st '03, a reduction. And the use of cash was cut significantly from the fourth quarter, from $6 million negative cash flow, to $4 million of negative cash flow. The use of cash by the subsidiaries, approximately two-and-a-half million dollars in Sorrento Networks, and Meret was actually positive cash flow of a half-a-million dollars, and our corporate negative cash flow was $2 million, down from four-and-a-half million in the fourth quarter. Again, we should see some significant reductions in the corporate cash flow, as the restructuring has just completed, and a lot of those negative cash flows, at the corporate level, were going to legal fees.

         We also made great progress on our receivables. They're $5 million, the first time in my recollection that we've had every sales (days) outstanding less than 60 days. The customer base that we're selling to are very quality customers, they pay their bills on time and we're proud that we fell under the 60-day collection.

         Our inventory also made great progress, down to $12 million, and that compares to 14 million in the fourth quarter of '03, and over 17 million in the first quarter of the prior year, down 31 percent. We've been concentrating on good inventory management and turning our cash into inventory as we need to do.

         Total assets down from 55.6 million, to 48.1 million, for the quarter, primarily the reduction in our inventories, cash, amortization on our property plant and equipment and the reduction in our inventories.

         Total liabilities were approximately the same as the prior fourth quarter. However, our pro forma results are significantly improved with the completion of the restructuring. Our current liabilities, as reported at April 30th, was 64 million. That compares to 68.4 million in the fourth quarter and 65.5 million in the first quarter of a year ago.

         Our AP has been reduced from 5.1 million to 3.6 million, and the long-term liability is 23.6 million - were up during the quarter, from the fourth quarter, primarily due to some adjustments regarding the beneficial conversion of the bonds that - and the warrants associated with them.

         The shareholders' equity increased dramatically on a pro forma basis. We ended up the quarter with almost a negative $40 million in shareholders' equity. On a pro forma basis, after the completion of the restructuring, we showed a $16-million positive shareholders' equity. Also, our current liabilities, which were reported at 64 million in the first quarter, at the end of April, will





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         improve to 15.2 million, with the impact of the restructuring, a
         77-percent improvement in our current liabilities.

         The restructuring was completed after the market closed on Wednesday, June 4th. The conversion price, which was calculated at the completion of the restructuring, for establishment of the number of new issued shares, and also the number of shares issued upon the convertible to (debenture) was $5.42. The new issuance of common, after the market closed on Wednesday, was 8 million 30,000 shares approximately. That left a total outstanding shares of 8.9 million, after the restructuring.

         The number of shares convertible on the $12.5-mill (debenture) would account for two million and - 2.3 million additional shares in the future, upon conversion, along with some legal (debentures), which was added on to our restructuring (debenture), which would amount of 111,000 shares. The warrant price that was established was 110 percent of the conversion price, so that's 110 percent of $5.42, which would be $5.96, and the warrants will be issued effective at the end of this week, as they go out and are registered under our Form 10.

         The effect of the restructuring that we've working on for quite some time is obviously - we fell it has (straightened) the Company's balance sheet significantly, it allows the Company an avenue for future working capital, to raise in the future, it simplifies the Company's equity and legal structure, which comes with some additional savings, in terms of our operating expenses in the quarter.

         We also see the Company's interest expense significantly reduced, from $3.1 million a year, to less the $900,000 a year. We also see potential positives of new customer acquisitions and our existing customers. And an important factor is it clear up the litigation that has bogged down the Company for over a year, and several quarter beyond that, and we feel that now it gives the opportunity for management to focus on the operations and rebuilding the Company.

         With that, that concludes the financial review, and I'll turn the time back over to Phil.

Phil Arneson: Thanks, Joe.

         Before I go to Mitch Truelock, I'd like you to ponder this - if the Company can achieve this performance improvement before the restructuring, just think about what we can do now, and that's how we're looking at the opportunity that we have for further improvements.

         I'll now turn the meeting over to Mitch Truelock, our Vice President of Sales and Marketing - Mitch.

Mitch Truelock: Great. Thank you, Phil.

         I have a number of items to cover on my agenda here today. I'm going to cover kind of quick recap of sales on a high level, a summary of the presentation at our special shareholders' meeting on May 19th, highlights from (SUPERCOMM held in Atlanta), from June the 3rd to the 5th, a discussion of market share, our sales strategy and partnerships, and then a brief wrap up.

         I guess before I start that the one thing I'd like to say is, and as Phil mentioned, you know, imagine what we could do without the - you know, all the restructuring overhanging us. And we are extremely focused on new opportunities, customer acquisition, partnerships. We have a number of opportunities, which if successful, could have a significant increase in revenue for the fiscal year, so we'll be working very diligently on those.

         A recap of sales - total revenue for the quarter is 7.9 million. A geographic breakdown for the sales, for Sorrento Networks, (means) North America 65 percent, Europe was 34 percent and Asia/Pacific continued to be somewhat slow at one percent.






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         I'll now go through kind of a quick summary of the presentations that were given at the shareholder meeting on May 19th, by each of the individuals in Sales and Marketing. (Manfred Seehagen), Head of Operations in Germany, went through a variety of applications - the customers' applications in Europe - main applications - storage-area networking - the (vast) to recovery - (ESCON) - Fibre Channel and (Viacon) - metro and regional Gigibit Ethernet - growth in telecom infrastructure and cable TV. And in Europe we've got 45 highly satisfied customers and enterprises.

         And the growth in opportunity in Europe - we have a large customer base. We have a lot of recent activity and new requests in RFPs from large providers. And our approach is to concentrate on the market leaders, like (UPC), to focus on infrastructure projects, to work with partners, and we have new partnerships in development to address all the markets, and to address the (niche) markets - storage-area networking and Gigabit Ethernet and cable TV.

         (Darin Clause) then addressed the Asia/Pacific market and its no surprise, from a lot of people, that it still continues to be slow. We're addressing Asia Pacific with an indirect channel strategy. We're active in Hong Kong, Japan, Korea, China, Taiwan, Singapore and Australia. The application in each of the market - Hong Kong and Singapore - DSL and enterprise (SAN) - Japan it's primarily - actually, Japan and Korea, DSL and storage-area networking. In China, metro and regional infrastructure and cable TV infrastructure planning, and in Taiwan metro and regional infrastructure and Gigabit (Ethernets). So, looking forward, we'll continuously evaluate and monitor these markets, the new projects, the restructuring in China and we'll continue to evaluate our partnerships over there.

         In North American, (Chris Stecko), our VP of North American Sales, covered the key customers and markets in North America. We still continue to do work with AT&T Broadband, now part of Comcast - Cox Communications - El Paso - Southern California Edison - Looking Glass, among others. So, the MSO and cable TV market is continuing to be very strong, especially with the triple play that the cable companies are trying to address, the independent telephone operating companies and also independent carriers. The key customers in each of those continue to order, and although the merger between Comcast and AT&T is now officially complete, integration has slowed down some of the deployments.

         The product strategy, (Demetri Elias), our VP of Marketing covered kind of a high-level, you know, where we're trying to focus - in essentially
         - and Phil actually addressed some of that - specific new modules that we've come out with, but we're also looking at addressing storage-area networking, enterprise market, as well video-on-demand, with some additional products that should be coming out later this year, and we'll give more detail as those plans solidify.

         I'm (also) going to go through highlights of (SUPERCOMM), the show. There are fewer participants than last year. The customers and the participants - it wasn't the gloom and doom of last year. There's certainly more optimism about this year and going forward. There is a lot more cable MSO interest than we expected, and more independent telephone operating companies and small service providers that are looking to increase their network infrastructure and offer additional services to their customers. The product interest in CWDM was certainly an area of interest. The access, optical access is heating up quite a bit, as the metro area networks have been deployed. And in video-on-demand and storage-area networking in North America are, I think, some attractions.

         The general result for Sorrento - there's a lot fewer customers or competitors. The competitors, especially the private companies, many of them have gone out of business, so we're - you know, I think the general idea is that the survivors' share will be the ones that can reap the rewards. We had a number of meetings with key existing customers, a number of meetings with potential partners for new technology, new products and joint marketing, a number of meetings with




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         industry media, who are interested in what Sorrento's plans are in post restructuring, and also a number of meetings with investors and other customers.

         A discussion of the market share - it's always difficult to determine what the market share is. I know that (Infornatics) and (Del Oro come) out with a number of new numbers recently, and we don't address all of the markets, so it's difficult to give a specific percentage of where we sit in the DWM space in North American or worldwide. (We'd) like to focus on the cable MSOs and in storage-area networking. As Phil mentioned, we believe that we're number one in DWM deployments for cable MSOs in North American, with our relationships with AT&T Broadband and Cox Communication, and in Europe we believe that we're number two in storage-area networking.

         Our sales strategy and our partnerships next. We are going to continue our focus on our installed base, (and) expand our existing networks and drive additional applications. We'll focus on additional top 10 cable MSOs, which are now looking at deploying DWDM, develop additional channels for smaller cable companies and carries, and independent telephone operating companies, focus on the enterprise markets and continue to monitor Asia/Pacific. We are also looking at delivering new products for video-on-demand, Ethernet services and access, with the new DWDM products.

         As a wrap up, we still have challenges. The maco-telecom environment continues to be difficult. Sales for this year - you know, we had to fight for every new customer, but things seem to be picking up. Carriers are still working through their own issues. Cap ex budgets are still under pressure. Non-critical projects, you know, have to be justified rigorously.

         There is some good new - the (metro) DWDM appears to be recovering from 2002 levels. Our carriers are using DWDM to exploit new opportunities and storage-area networking, wavelength services and video-on-demand. Sorrento's GigaMux product is well positioned to assist carriers with these new opportunities. It's extremely reliable and has been carrying live traffic for over five years now. It's a low cost pay-as-you-grow platform. It scales in service without interruption.

         And, I guess in conclusion, as I said at our shareholder meeting, to our shareholders and our customers, we're definitely here to stay, and to our competitors we're definitely here to win.

         And, with that, I will turn it back over to Phil.

Phil Arneson: Thanks, Mitch.

         Before we go to your questions, I'd like to make a few concluding remarks.

         Today you've heard from us regarding the financial results of the first quarter, a summary of the completed corporate restructuring and we've told you why the restructuring gives Sorrento a new beginning. I would like to say that we are grateful for the confidence, the senior convertible (debenture) holders and the series-A preferred shareholders demonstrated in the Company by their support. And we are also thankful for an active and competent Board of Directors, which supported and provided guidance to us, and those of us in management, during this critical transformation for Sorrento.

         We have maintained out Blue Chip customer base and added new customers in the first quarter. Our revenues have seen substantial year-to-year growth, for the second quarter in a row. Our focus for the remainder of the year is to continue our year-to-year revenue improvements, by meeting the needs of our existing customers and by adding new customers and new distribution partners.

         We also must enhance the customer's product line, through our new additions, and both internal development and through technology and business partnerships. The recently announced





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         partnership with Fujitsu is just one example of initiatives that we are taking. And, lastly, we need to raise the capital to support the Company's growth.

         And in closing, I'd like to add this - we are doing what we told you we would do. We completed the recapitalization, we improved our operating performance and we are weathering the telecom industry storm. And it's important to remember that the fundamental drivers of broadband networks have not changed. That growth is there and continues. The demand for bandwidth is increasing at 50 to 60 percent per year. Broadband access is increasing at more than 80 percent per year.

         Sorrento is well positioned for the impending market turnaround. We have the technology. We're adding to that technology. We have the products and we will have more products that are currently in development now. We have the Blue Chip customer base that will wish to have those products. Our financial progress demonstrates that we can deliver the results, and we have a loyal and dedicated group of employees that are necessary to execute our business plan.

         And, finally, a huge nonrecurring expenses are now behind us. Enormous management distractions are behind us. We know what we have control over. We know what we can accomplish and we're confident the market will come back.

         I'll now open the conference for your questions - Patty.

Operator: Thank you. Today's question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are on a speakerphone, please be sure your mute function is turned off, to allow your signal to reach our equipment. We do ask that you limit yourself to one question. Once again, please press star one on your touch-tone telephone to ask a question.

         We'll go first to Susan Kalla from FBR. Please go ahead.

Susan Kalla: Good afternoon. I wonder if you could just give us an overview of your product and customer strategy going forward, just (see) the business model you plan to use, to focus on, you know, customers and which areas of the market you plan to use your focus on to, to leverage your strength.

Phil Arneson: Good question, Susan. Mitch, would you take that?

Mitch Truelock: Sure. I'm not sure what you mean by business model, but I'll give you an idea of kind of where focusing, because in order to be successful I don't - you know, we're not going to a (shock on) approach. We've actually looked to our sales strategy and have gotten very focused. And areas we're going to focus on - (I), to a large extent went through some of these, but it's going to be the cable MSO market and being able to do, you know, some of their infrastructure, backbone deployment, as well as the video and (SAN) services that they're looking at rolling out. They're getting very aggressive there. And then some of the carriers that are offering wavelength services, directly off of our platform, storage-area networking in North America and in Europe, and those are the primary areas of deployment that we're going to look at.

         And then we'll obviously look at adding additional features to our platform, in order to offer, you know, each of those services. We have
         - most of the features right now, where (we're) looking at just, you know, additional products to really maximize those different applications.

Susan Kalla: Then how do you differentiate yourself from players like Cisco, Juniper?

Mitch Truelock: Yes. Well, we actually - because - well, from Cisco and
         (Juniper) (we'll) actually be the actual DWDM (transports). We don't really see Juniper and Cisco as our primary competition.

         We would actually be able to transport their traffic over, you know, our platform, and it's really more the Nortel's, the Sienna's, (Adva) that would be the competitors.

Susan Kalla: Then how do you differentiate (these) or them - Nortel, Lucent,
         Sienna, Fujitsu, Alcatel, Siemens?

Mitch Truelock: Yes. Well, it's the - well, Siemens is using - is actually a distributor for (Adva), but it's the architecture of the product, our price performance, the way that we actually deploy it, and it's difficult going to, you know, really specific details on a call like this, but we'd be happy to, you know, discuss with you kind of how we differentiate our architecture vis-a-vis the competitors separately, but it's typically on architecture basis.

Phil Arneson: I can add to what Mitch has said, Susan. This is Phil Arneson.

         There are four things that we push in our sales pitch and in our marketing efforts. The first is operational simplicity. Customers praise us for the simple yet robust designs that we offer. We leverage modularity, and in any card goes in any slot design. These products facilitate their rapid expansion and fast services rollout.

         The second thing is flexibility and scalability. Our products can easily be upgraded as customer requirements evolve, and so we sell pay-as-you-grow infrastructure, and that's a second point on how we differentiate ourselves. I don't know of anyone else that offers that capability.

         Thirdly, extensive power and capacity. We have network solutions that are basically carrier class, offering maximum bandwidth capacity and superior reliability. We first introduced these products in 1997 and we were the first to have the GigaMux class product out there - DWDM optical transport system.

         And, lastly, we sell value creation. Our products are designed with an eye toward tomorrow's large network requirements, but with today's tight budgets in mind. And, believe me, in the selling environment, the budgeting problem is very real. So, we offer these four things - simplicity, flexibility, power and value, or cost of ownership, if you will.

         Mitch, is there anything you'd like to add to this?

Mitch Truelock: That pretty much covers it.

Phil Arneson: Susan, does that ...

Susan Kalla: Thank you. Thank you.

Phil Arneson: ... cover your question? Thank you.

Operator: Our next question is from Chet White from Merriman, Curhan and (Forbes).

Chet White: Hi. Thank you very much. Afternoon, gentlemen.

Phil Arneson: Afternoon.

Chet White: I'm wondering if you could help kind of take the - your discussion about customers and market proposition one step further, and just if you could relay, as concise as possible, where could you take a leadership role? In what particular market segment could you achieve a number one or two position. Obviously it's a long road, but over time.

         And, also, in the near term - you know, because we'll call it say under 12 months - where would you expect to penetrate some of the larger incumbent accounts? Where would you think the most traction would come from internationally, or kind of the type of accounts?

Phil Arneson: Well, Mitch, you're getting a lot of ((inaudible)) so go ahead.

Mitch Truelock: OK, so the - I'm sorry, the first question was - the second question was where could we penetrate in the 12 months, and your first question was ...

Chet White: Just to basically to define, over time, whether it's
         ((inaudible)) (two). Where would you kind of see yourself having an opportunity to come out as the number one or two player, in at least a certain market segment?

Mitch Truelock: Well, I guess where we're actually focusing, which would be VOD transport and storage-area networking, in the cable MSO space. And then, you know, separately - and potentially also in wavelength services, to the extent that some of the carriers are looking at offering either pure Ethernet services or straight wavelength services. You know, we have a very strong - you know, with Cox and with AT&T Broadband, now Comcast, a very strong position in the largest cable MSO companies.

         And the opportunity to really become number one is to penetrate the other eight cable MSOs, who are really just now looking at deploying metro DWDM, so that's where our largest focus is, as well as the storage-area networking and replicating here in North America, what (Manfred Seehagen) has done over in Europe.

         And then on the second question, which is, you know, where can we see the large penetration in the next 12 months, I would say it's the same area that additional large carriers in Europe, as well as in North America - additional cable MSO companies. We're certainly not going to be going after any of the (R-Box). You know, that's a very long sales cycle, so it's very difficult. But, the cable companies are extremely aggressive. They've gotten even more aggressive, and I think that there is some opportunities to really be a leader there.

Chet White: I see. And could you expand under on particular point, and that is so cable is a real nice opportunity. Are you seeing any new competition from even guys who we're not thinking of, like Nortel, but more so companies like (Aris), who just came in with an acquisition, (Movas) a private company who surprisingly is getting great traction?

Mitch Truelock: Well, we haven't see any - you know, it's kind of the standard list of competitors. I mean we have seen (Movas), although, you know, recently I haven't seen them as much, but they are certainly still being aggressive. Probably the most competitive private company is (Movas), and then on the public side it's, you know, Sienna and Nortel, Fujitsu, Siemens, so it's your kind of standard list. You know, all of the other ones really dropped off, so it's a handful of competitors that always get down to, you know, the top three in any account.

Chet White: OK. Thank you very much.

Mitch Truelock: Sure.

Operator: Our next question is from Dave Yu from FBR.

Dave Yu: Hi ...

Phil Arneson: Hi, David.

Dave Yu: ... question on your inventory. I'm just wondering what you strategy was, as far as your work down ((inaudible)) and like what kind of targets you have, and whether or not that's somewhat driven by increased penetration, (like) ((inaudible)) episodes, or sales to like different segments?

Phil Arneson: Mitch, the volume was kind of low on that one.

Mitch Truelock: Yes.

Phil Arneson: Did you - no, I think it's the caller level. Did you hear the question ...

Mitch Truelock: Yes, I didn't catch it.

Dave Yu: Oh, OK. Can you hear me now?

Mitch Truelock: Yes, that's much better.

Dave Yu: OK, basically it was just like an inventory work-down strategy question. Just wanted to know like if you had any particular milestones in mind, and maybe if your inventory work-down goals are (realigned), or are they driven by sales to cable MSOs, or like is there is particular market segment that you're expecting increased revenues from, to kind of drive - to drive the inventory work down?

Joe Armstrong: Sure, David. This is Joe. Maybe I could give you a little insight. If you roll back time, over a year ago, the business model for almost virtually every company in this industry, was to have huge amounts of inventory on hand to deploy, you know, within a week or so and order. That has not found to be a good business model, as we've seen most companies ride in the huge millions of dollars excess inventory.

         While we were overstocked in inventory, we made an aggressive approach at looking at that inventory and where it could fit into our customer needs, and approached them very aggressively, in terms of turning that inventory into sales, on an immediate basis, and we're highly effective and successful in doing that. At this stage, our model is now to understand our customers' needs, get some foresight in when they will deploy certain things, what the configurations will look like in those deployments, and plan our inventory to come in at about the time that we can place a good percentage of success on those orders. And that's what we're working on, including the continued draw down of our existing inventory.

         We've improved our turnover, surprisingly from less than one time a year to two times a year. And while that may not sound overly exciting, in some industries the ability to turn our inventory over twice a year, at this stage, is a big success, in our particular segment of the industry.

Phil Arneson: In a recessionary environment ...

Dave Yu: Great. Thanks a lot.

Phil Arneson: Thank you, David.

Operator: Just a reminder, it is star one if you wish to ask a question today.
         And we'll go next to Jay Wigdale from Lakefront Partners.

Jay Wigdale: Could you just talk a little bit about as you're pursuing the investment of some equity coming into the Company, would you prefer to have it be somebody in the industry, or would you prefer to have it be more of an investor type?

Phil Arneson: Well, Jay, first of all, I'd like to respond, and I'll ask Joe to respond, in fact, to that question specifically.

         We would like to be, Jay, very specific in answering anything related to investment working capital and new investment in the Company. But, it would be - as I'm sure you understand, it would be inappropriate for us to say anything more than that we recognize the need to raise additional capital, and we're looking at a number of funding sources.

         I wish that I could be more specific than that, but as you know ...

Jay Wigdale: No, I understand. That's ...

Phil Arneson: ... but there's lots of legal restrictions about what we can say and can't say, when you are out looking for money. But, Joe, I think you can generalize ...

Joe Armstrong: Sure.

Phil Arneson: ... for Jay.

Joe Armstrong: Let me first say that there's nothing in place right now that we can report on, obviously. But, the - in terms of your question, there's no doubt about that the Company would prefer investments from strategic parties, those that can help the Company that understand our business and see an opportunity in a space where the traditional investor in Wall Street has somewhat turned their back. Lately it's been a little more positive move in there.

         But, the investors on Wall Street, in the past, a lot of these people have been short-term sighted, transaction-types of people, and our attraction would be to go in financing, down the road, with somebody that can really help the Company on a strategic value basis, and that's what we'd definitely prefer.

Jay Wigdale: Can you maybe just address, you know, internal morale? You know, it's been a long three-year struggle to get this completed. How much of a psychological impact do you think that's going to have?

         And can you also just kind of address non-voluntary turnover, over the last three to six months?

Phil Arneson: Yes, that's a good question, Jay. First of all, non - lets say voluntary turnover, that is ...

Jay Wigdale: I meant voluntary - yes.

Phil Arneson: Yes - is less than two percent.

Jay Wigdale: OK.

Phil Arneson: And part of that, of course, is due to the economy that we're in. People are happy to hang onto jobs. But, we'd like to believe that another part of that is due to the fact that we work hard at good communications with our employees, that we have an environment here in which people are very much helping and dedicated to the Company, loyal to the Company, and that's certainly been the case.

         We've had, as you know, several workforce reductions in the past 18 months. We've reported on those, and those were all painful. And I have said in each of those occasions that there wasn't anybody that we wanted to see leave.

Jay Wigdale: Right.

Phil Arneson: These were all fine people, fine engineers, fine production people, fine administrative people. So, we feel that the morale is very good. I think the testimony is partially - you know, it could best be measured by an objective observer, but I can only tell you that I get, and as do other people in management, e-mails from the rank and file, if I could use that expression - employees in the Company who are congratulating us on getting these things done, who are with us, and so we think we have pretty self objectivity here, and I would just report that we think morale is very good.

Jay Wigdale: Well, good luck on your new chapter.

Phil Arneson: Thank you, Jay.

Operator: And once again, please press star one on your touch-tone telephone to ask a question.

         We'll go to Joe Gladue from the Chapman Company. Please go ahead.

Joe Gladue: Yes, I guess if just one of your could address the drop in gross margin from the fourth quarter?

Phil Arneson: Sure ...

Phil Arneson: ... Joe, do you want to take that?

Joe Armstrong: You bet, Joe. A couple of things. One is our first quarter was benefited a bit by some adjustments in our overhead absorption. We've set those rates going forward and we feel that the overhead absorption is correctly stated.

         As you may well know, sometimes at the end of the year you look at absorbing all of that for that ((inaudible)) (went) in the inventory, so there was a little bit of reevaluation in that period.

         The other things that we see is there is some pricing pressure out there from competitors. There's no question that people are constrained on their budgets, that they're looking for opportunities to do what they want to do at a cheaper price. And while we don't accept business that is unprofitable, we often run up against competitors that are offering that type of an arrangement.

         So, pricing is a little bit under pressure, but we're dealing with it. And Mitch, would you like to follow up a little bit?

Mitch Truelock: Yes. I understand the pricing fronts. Actually, we've seen - we've had cost reductions internally that helped margins from the product side, but we've also run into - as, you know, the telecom downturn, you know, has continued. It's still difficult that competitors, in order to win any business, are - you know, can be extremely aggressive, in order to win that business. And, so while we don't really see the pricing pressure from the customer front, we certainly do see it from competitors trying to, you know, take over some of the accounts.

Joe Gladue: OK.

Phil Arneson: I would just add, Joe, that some of us have been through recessionary periods in various industries and in our careers, and I'm a veteran who will not play the low-margin game. Joe won't either. We simply - we're going to make sure that we don't lose key accounts. But, the best way to keep your accounts is service, good product, and on new bids, where somebody wants to present a going-out-of-business ((inaudible)) where you know that that quotation is losing them money, they can have it, you know. We're just not going to deal with that kind of thing.

Mitch Truelock: And I'd actually like to follow up, as one last point, that when we win, we're not always the lowest priced. You know, we don't like to play the lowest-priced game, and so we'll continue to win, even being more expensive than the competitors.

Joe Gladue: If I may ask just a question about the former AT&T properties.
         When it was AT&T Broadband, they were essentially deploying on a market-by-market basis, as they'd take services into a new market. Now that Comcast has bought them, you know, and they're doing a big upgrade right now that they seem to be going full blast at, have there been any change, or can you just comment on how they're - what changes there have been to the way they're deploying Sorrento equipment?

Mitch Truelock: Well, they - sure, I can - this is Mitch, I'll comment on that. In AT&T we were deploying with AT&T Broadband and Broadband Network Solutions, which the business arm of AT&T Broadband. Now they're part of Comcast. As I said, they've closed the acquisition. They're solidifying their plans. While they've actually stated that they're going to be aggressive on, you know, video-on-demand, some network upgrades, they haven't actually started deploying and they are working through their exact plans right now, so it's in a little bit of a - kind of maintenance mode, as they solidify those plans. But, they are working to figure out exactly where they're going to deploy, what they're going to deploy. We're still very actively engaged with them and, you know, they're very happy with the work we did with AT&T Broadband.

Operator: And our next question is from David Swartz from Presidio Management.

David Swartz: Yes, thank you. Given that the restructuring is now complete, I was wondering if the Board has considered (hiring) an investment bank and trying to actively sell the Company?

Phil Arneson: Well, what I'd like to say there is that we have, first of all, through this entire process, in the past 18 months of recapitalization and our discussions with various strategic partners, and potential merger partners, have avoided using investment banks, because we're also managing cash flow, and those endeavors can be very pricey.

         We brought Mitch Truelock on, and felt very fortunate. He came from Robertson Stephens. He has an investment banking background and experience. And so we are planning to keep our activities, in that regard, in house. At some point we may need to have advise and team up with an investment banker, but right now we have no plans to do so.

Operator: And we'll take our final question today from Don Herzog from Zimmer
         Lucas.

Don Herzog: Good afternoon, gentlemen.

Phil Arneson: Hi, Don.

Don Herzog: I'm looking at your cash flow from operations being a negative four million, and now that the restructuring is over, am I able to assume that that number is going to go down in future quarters?

Phil Arneson: Joe.

Joe Armstrong: Yes, that's a good assumption. Also, I just might add, though, cash flow is more than just operating expenses during the period. It has a lot to do with revenue generation, and collections, and inventory management, in terms of the capital that's deployed on our balance sheet, so we need to do good jobs on all of those. But, the operating expenses, in terms of getting rid of the restructuring, the high cost of restructuring, will definitely improve our operating expenses.

Don Herzog: Is there anything on the horizon, in terms of other factors that you just mentioned, or any large cap ex outflows that are expected?

Joe Armstrong: As far as the cap ex, no. And in terms of receivables, as I mentioned, I believe on my little portion of the meeting, we are left with an excellent customer base. If you look at our receivables, all of them are current. We have customers that have survived the industry and have good financials. There's no looming bad debts associated out there under our current customer base right now. But, generating revenue each quarter is difficult in this industry, and we just need to do a good job on that.

Don Herzog: Along those lines, though, there was a statement made earlier that you've got an advantage now that the restructuring is over. Can you explain what you mean by that - why it's an advantage?

Phil Arneson: Well, Don, the reason I had made the comment - there are really several reasons. One of the key ones was that it wasn't a surprise to us that our competitors would, in competitive bidding situations, cause our - the decision maker, at a perspective customer, to be worried about our balance sheet. So, we were constantly having to explain that yes we're working on the restructuring, yes we're working on the restructuring, et cetera. So, that became a mantra that wore a bit thin. And, Mitch, you could add to that, too, from your perspective.

Mitch Truelock: I can, Don. This is Mitch. Yes, it became - in our competitors using whatever means to displace us in an account, or to win a customer, would certainly, your know, drag out the NASDAQ, the listing notices, the restructuring, the series-A lawsuits, and on and on. And, you know, now there's a lot of those - all of those issues are passed, and we're certainly looking forward to winning on the (merits) of the technical aspect of the product.

Don Herzog: Let me ask you something. How are you going to respond to your potential future customers if they start saying that your competitors are now giving them concerns about your cash balance?

Mitch Truelock: Well, I would say - you know, but we've always - everyone, (in)
         ((inaudible)) of the last two years, you know, Sorrento's going out of business, Sorrento's going out of business, and (our) response is, you know, we're working on that and we've got, you know, great customers, with (costs), and AT&T Broadband, who want to see us stay around, so we'll fix that issue and, you know, continue to sell product.

Phil Arneson: Don, I think the best antidote to that is what Mitch has said, but also to do what we say we're going to do - to deliver what we promise. We told our customers have faith in us, stay with us, we're going to get the restructuring done and we did. We told them that we were improving our operations and our financials, and we've done that. And we've got lots more to do, but I think that credibility with one's customer base is key to surviving and, you know, heading off this negative selling that tends to go on out there.

Don Herzog: OK. Well, that's certainly the key for the future, so good luck to you on it.

Phil Arneson: Thank you.

Male: Thank you.

Operator: And that does conclude our question-and-answer session today. I'd like to turn the call back over to Mr. Arneson for closing remarks.

Phil Arneson: All right. Patty, thank you. That will conclude the meeting for today. We appreciate your participation and your interest in Sorrento. Thank you.

Operator: At this time, you may disconnect from the conference call. And, again, we do appreciate your participation today.

                                       END